CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Global Funds, Inc. of our report dated December 18, 2024, relating to the financial statements and financial highlights, which appears in T. Rowe Price Global Value Equity Fund and T. Rowe Price Institutional Emerging Markets Equity Fund’s (constituting T. Rowe Price Global Funds, Inc.) Annual Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
December 19, 2024